Exhibit 10.2

1 Terminal Drive, Plainview, NY 11803 • Phone (516) 677-0200 • Fax (516) 714-1219 • www.veeco.com

June 19, 2009

Mr. John Kiernan

[address]

Re: Retention Incentive

Dear John:

As a valued member of the Veeco finance team, whose contributions to the success of the Company are considered critical, especially during the CFO transition, we are pleased to extend the following incentive to you as a means of securing your continued service to Veeco and to provide you additional financial security during this period.

1.               Retention Incentive.  In exchange for your continued employment with Veeco, you are eligible to receive a cash bonus in the gross amount of $100,000 (the “Retention Incentive”), payable as a single lump sum.  The Retention Incentive will be considered earned on, and will be paid within thirty (30) days of, the Payment Date, which is defined as the earlier of:

•                  One hundred and twenty (120) days following the date on which a new CFO is named, including in the event that you are selected to be the new CFO, and commences employment in such capacity with Veeco, or

•                  July 1, 2010.

In order to receive the Retention Incentive, you must:

•                  remain employed by Veeco until the Payment Date, and

•                  devote your full-time working hours to your employment with Veeco, and

•                  perform your job responsibilities and any other duties assigned in good faith and to the best of your abilities.

2.               Payment in the Event of Termination.  In the event that your employment is terminated prior to the Payment Date (i) by Veeco and without Cause, or (ii) by you with Good Reason (as that term may be defined in a separate agreement between Veeco and you), the Retention Incentive will be deemed to have been earned in full and will be payable within thirty (30) days of the Payment Date.  In the event that your employment is terminated prior to the Payment Date by you, without Good Reason, the Retention Incentive will be forfeited in full.

3.               Employee at Will.  You and Veeco acknowledge that you are an employee at will.  Nothing herein shall be deemed to be an employment agreement or in any way create an obligation of Veeco to offer or provide employment to you or for you to remain an employee of Veeco.

4.               Tax Withholding.  Veeco shall be entitled to withhold from the payments to be made hereunder all foreign, federal, state and local taxes that employers are required by law to withhold therefrom.

5.               Amendment; Waiver.  The provisions of this Agreement may not be modified, amended or waived except in writing signed by both parties hereto.  The waiver of compliance with any provision of this Agreement shall not operate as a waiver of any other provision of this Agreement or of any subsequent breach of this Agreement.

6.               Cause. “Cause” shall mean (i) failure to carry out your duties, responsibilities and obligations as an employee, including your obligations under this Agreement, (ii) insubordination, (iii) the commission of an act of theft, fraud or embezzlement or (iv) the commission of a crime punishable by imprisonment.

7.               Entire Agreement.  This Agreement sets forth the entire agreement between the parties pertaining to the subject matter herein and supersedes any and all prior agreements or understandings between the parties pertaining to such subject matters.

8.               Severability.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this agreement in full force and effect.

9.               Governing Law.  This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York, without regard to the choice of law provisions thereof.

John, we appreciate your contributions to Veeco and look forward to your support through this transition.  Please indicate your acknowledgment and agreement below and return this letter to Veeco no later than the close of business on June 26, 2009, when this offer will expire if not previously accepted.

VEECO INSTRUMENTS INC.		ACKNOWLEDGED AND AGREED:

By:	/s/ Robert W. Bradshaw	Signed:	/s/ John P. Kiernan
Name:	Robert W. Bradshaw
Title:	Sr. Vice President	Printed Name:
Human Resources
Date:

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